Exhibit 99.1

MARTEN TRANSPORT, LTD. ANNOUNCES

COMMITTEE ASSIGNMENTS OF TWO NEW DIRECTORS

MONDOVI, Wis., December 21, 2007 — Marten Transport, Ltd. (Nasdaq/GS:MRTN) announced today that Robert L. Demorest and G. Larry Owens, its most recently elected members of the company’s board of directors, have been appointed to various committees of the board.

Mr. Demorest and Mr. Owens will replace Jerry M. Bauer and Larry B. Hagness as members of the Audit Committee.  Thomas J. Winkel will remain on the Audit Committee as Chairman.

Mr. Owens also will be joining the Compensation Committee, which currently consists of Messrs. Bauer, Hagness, and Winkel, who serves as Chairman of the Compensation Committee.  No current committee members will retire from such committee.

Mr. Demorest will also be joining the Nominating/Corporate Governance Committee, which currently consists of Messrs. Bauer, Winkel, and Hagness, who serves as Chairman of the Nominating/Corporate Governance Committee.  No current members will retire from such committee.

Chairman, President and Chief Executive Officer Randolph L. Marten said, “Our new board members will provide valuable insight to the committees to which they have been assigned.  As independent members of the board, Bob and Larry’s addition to the Audit Committee reinforces Marten’s commitment to strong corporate governance policies.  Both Bob and Larry have extensive experience in the auditing and reporting practices required by public companies.

“Our Compensation Committee also will benefit from the additional expertise that Larry will bring to that committee.  Our Compensation Committee is primarily responsible for establishing the compensation philosophy and policy for our executive officers.  Larry’s very recent experience as the Chief Executive Officer of another publicly traded truckload carrier will help Marten in attracting and retaining the best talent in the industry.

“Our Nominating/Corporate Governance Committee is primarily responsible for considering and recruiting candidates to our board of directors and advising and evaluating the board on corporate governance standards.  As a new director with leadership experience in other industries, we expect that Bob will bring a fresh perspective to the board’s annual self-evaluation and provide new ideas to the board relating to the continuing education of its directors.

“I look forward to continuing to serve with Bob and Larry and am certain that their skills and experience will complement our already-strong board and committee members.”

Mr. Demorest has served as the President, Chief Executive Officer and Chairman of the Board of MOCON, Inc., a publicly traded company that provides consulting services and designs, manufactures, markets, and services measurement and analytical instruments primarily for food, beverage, and pharmaceutical companies world-wide, since April 2000.  Prior to that time, Mr. Demorest had been President of MOCON Inc. for more than five years.

Mr. Owens has served as the Chief Executive Officer, President and Secretary of Smithway Motor Xpress Corp., a formerly publicly traded truckload carrier that provides nationwide transportation of diversified freight, concentrating primarily on the flatbed segment of the truckload market, since March 5, 2004, and has served as the Chairman of the Board of Smithway since April 2, 2004.  Mr. Owens had served prior to that time as the Executive Vice President and Chief Financial Officer of Smithway from January 1993 and Chief Administrative Officer from August 2001. Mr. Owens also served as the Chief Operating Officer of Smithway from May 1998 to August 2001. Prior to joining Smithway, Mr. Owens spent twenty-five years in the banking industry, most recently from 1982 through 1992 as President of Boatmen’s Bancshares’ regional banks in Spencer and Fort Dodge, Iowa.

Marten Transport, with headquarters in Mondovi, Wis., is one of the leading temperature-sensitive truckload carriers in the United States.  Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

CONTACTS: Randy Marten, Chairman, President and Chief Executive Officer, and Jim Hinnendael, Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.